April 8, 2005

Via Overnight Delivery

To: All Holders of BJ Services Company Convertible Senior Notes due 2022; CUSIP Nos. 055482AE3 and 055482AF0

Re: Redemption of BJ Services Company Convertible Senior Notes due 2022; CUSIP Nos. 055482AE3 and 055482AF0

Ladies and Gentlemen:

On March 25, 2005, BJ Services Company, a Delaware corporation (the "Company"), sent you a notice (the "Notice") of its election to redeem on the Redemption Date (as defined in the Notice) all of the BJ Services Company Convertible Senior Notes due 2022 (the "Securities") that you hold. The Company wishes to make a correction regarding the accreted conversion price per share of Common Stock (as defined in the Notice) that is referred to in the last paragraph of the Notice. With respect to the optional conversion of Securities described in the Notice (and as further described in the Securities and the Indenture (as defined in the Notice)), at March 31, 2005, the accreted conversion price per share was approximately $54.48. The accreted conversion price per share on April 21, 2005 will be approximately $54.67. The Company reiterates that Holders may wish to review and monitor the daily sale price of the Common Stock. Further, the Company encourages Holders to review the Securities and the Indenture and to consult with their advisors in determining whether or not to exercise the right to convert the Securities.

cc: The Bank of New York Trust Company, N.A.

as Trustee, Paying Agent and Conversion Agent